EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati]

, 2004

Mtone Wireless Corporation

3080 Olcott Street, Suite 100-A

Santa Clara, California 95054

Re:	Mtone Wireless Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by Mtone Wireless Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 19, 2004, as amended (File No. 333-                    ) (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to                  shares of Company Common Stock (the “Company Shares”), and the sale by certain Company stockholders (the “Selling Stockholders”) of up to                  shares of Common Stock (the “Stockholders’ Shares,” and collectively with the Company Shares, the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase                  shares of Common Stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

We have examined instruments, documents and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

It is our opinion that the Company Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable. It is also our opinion that the Stockholders’ Shares are, as of the date hereof, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation